FORMATION AND CONTRIBUTION AGREEMENT FOR NEONODE USA, LLC

THIS Agreement is made between Distribution Management Consolidators Worldwide, LLC, a Delaware limited liability company having its principal place of business at 105 Madison Avenue, New York, NY 10016 (ADMC Worldwide≅); and Neonode, Inc., a corporation having a principal place of business at 4000 Executive Pkwy, Suite 200, San Ramon, CA 94583 (hereinafter ANeonode≅), as of the Effective Date as defined below.

WHEREAS, Neonode is the owner of certain intellectual property, including proprietary technology relating to touch screens and mobile phone hardware, and is interested in developing products incorporating its intellectual property; and

WHEREAS, DMC Worldwide, through its officers, agents, affiliates and employees, has substantial experience and expertise in developing, distributing and marketing a variety of high quality consumer electronics products, including but not limited to high quality consumer telecommunications, audio and video products; and

WHEREAS, DMC Worldwide and Neonode have decided to form and co-own a limited liability company to develop, manufacture and distribute products incorporating Neonode's intellectual property and proprietary technology, including such products as Neonode may have already developed, in the territories and on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the receipt and sufficiency of which is hereby acknowledged, upon the execution in writing and exchange of this instrument, the parties hereto agree as follows:

Article 1: Formation and Membership of Neonode USA, LLC.

1.1 Purpose.

This Agreement is intended to form a limited liability company, to be known as Neonode USA, LLC (the "Company"), and to set forth the terms on which the Company will be operated, in accordance with the Limited Liability Company Law (the "LLCL") of the State of Delaware, as amended from time to time.

1.2 Term.

The Company shall commence doing business on the date on which the Certificate of Formation is filed with the Secretary of State of the State of

Delaware, and will continue in existence until such time as the Company is dissolved pursuant to the LLCL or in accordance with the provisions of this Agreement.

1.3 Business.

The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the LLCL, and engaging in any and all activities necessary or incidental thereto. Without limiting the generality of the foregoing, among other activities, the Company intends to promote the Licensed IPR (as defined in the License Agreement annexed hereto as Schedule A); to seek and enter into license, sublicense and other agreements exploiting the Licensed IPR; to develop, market and distribute products incorporating the Licensed IPR. The Company may also conduct business as a holding company, owning interests in other limited liability companies, corporations or other entities.

1.4 Members.

The names and the business, residence, or mailing addresses of the Members are: (A) Distribution Management Consolidators Worldwide, LLC, 105 Madison Avenue, New York, NY 10016 USA; and (B) Neonode, Inc., 4000 Executive Pkwy, Suite 200, San Ramon, CA 94583. Upon the formation of the Company, each Member shall own one-half of the Company's Equity Interests.

1.5 Assignment of Membership Interests.

No Member may assign, pledge, hypothecate or otherwise transfer any part of its rights in or to said Member's Equity Interest in the Company, or said Member's entitlement to receive any distribution or other benefit from the Company, except in accordance with the provisions of this Agreement. Notwithstanding the foregoing, any Member may assign its Equity Interest in the Company, or said Member's entitlement to receive any distribution or other benefit from the Company, to another entity (i) in which the said Member or the principals of the said Member own (directly or indirectly) a majority interest of the voting shares, or (ii) over which the Member or the Member's principals otherwise exercise control. Any attempt by any Member to assign, pledge, hypothecate or otherwise transfer any such rights in the Company to any third party except in accordance with the provisions of this Agreement shall be void and unenforceable for all purposes.

1.6 New Members.

From time to time, the Company may admit one or more new Members on such terms and conditions as the Members shall approve, including, without limitation, the amount of capital to be contributed by a new Member, the Equity Interest of

the new Member, and the effect thereof on the percentages of Equity Interests of the existing Members. The admission of a new Member and the terms and conditions upon which such new Member shall be admitted shall require the written approval of Members holding two-thirds (2/3) of the Equity Interests in the Company. No person shall become a Member until such person has executed and delivered to the Company a writing in a form specified by the Company and signed by the prospective Member, agreeing to be bound by this Agreement, and such other documents as the Company may require as a condition of membership.

1.7 Relationship between Members.

Neither party shall have any right or authority (except as expressly set forth in this Agreement) to contract for, incur, assume, or create, in writing or otherwise, any obligations by or on behalf of the other party. Each party shall be solely and exclusively responsible for the acts or omissions of its officers, directors, agents and employees, except to the extent any such officers, directors, agents or employees are also Managers, officers, directors, agents or employees of the Company, in which case the Company shall be responsible for the acts or omissions of its Managers, officers, directors, agents or employees. Notwithstanding anything to the contrary in this Section 1.7, the Company shall not be responsible, and each party shall remain solely and exclusively responsible, for the gross negligence or willful misconduct arising out of or in connection with the acts or omissions of its officers, directors, agents and employees whether in their capacity on behalf of the Company or the party in question.

1.8 Conflicts of Interest.

Each Manager or Member of the Company may, at any time and from time to time, engage in any other business or activity, or any nature and description and whether or not competitive with the business of the Company. Each Manager or Member may possess, own or hold interests in other business ventures of any nature or description, independently or with others, with no obligation to offer to the Company or to any other Member the right to participate therein. A Manager or Member shall not be deemed to violate any duty or obligation to the Company or any other Member merely because the Manager's or Member's conduct furthers the Manager's or Member's own interest. Subject to any approvals required under this Agreement, a Manager or Member may lend money to and transact other business with the Company, and no transaction with the Company shall be void or voidable solely because a Manager or Member has a direct or indirect interest in the transaction; provided, however, that the terms of such transactions are no less favorable to the Company than the Company could have obtained from unrelated third parties.

Article 2: Capital Contributions and Related Matters.

2.1 **Initial Capital Contributions by the Members.**

Both Members shall contribute $250,000.00 in cash, as the initial capitalization of the Company.

2.2 **Grant of License by Neonode.**

(a) Neonode shall grant the Company a worldwide, royalty-free and exclusive license in and to the Licensed IPR in the form and substance annexed hereto as Schedule A and incorporated herein.

(b) Subject to the last paragraph of this Section 2.2, within 30 days following the date of execution of this Agreement, Neonode shall form a new wholly-owned subsidiary, incorporated under U.S. law ("Neonode HoldingCo."), which will own all Licensed IPR and will be the licensor to Company under the License Agreement described in Section 2.2 and Schedule A. At all times during the exclusive term of the License Agrreement, Neonode Holding Co. shall have no business operations and shall enter into no contracts, other than to hold, prosecute and enforce the Licensed IPR in accordance with the terms of the License Agreement and to grant to Company and Neonode AB the licenses contemplated in the License Agreement. In furtherance of the foregoing, Neonode agrees to assign, and to cause Neonode AB and any other affiliate of Neonode to assign, to Neonode HoldingCo. all Licensed IPR. Copies of such written assignments shall be provided to Company. Neonode agrees that during the exclusive term of the License Agreement, Neonode HoldingCo. will not assign the Licensed IPR to any other person or entity, except as expressly permitted in Section 3.5(b) of the License Agreement.

(c) Within ten (10) days of the date of execution of this Agreement, Neonode shall report to DMC the results of its bona fide investigation respecting the tax implications, if any, of transferring the Licensed IPR to Neonode Holding Co. Notwithstanding anything to the contrary in this Section 2.2, in the event that the act of transferring of the Licensed IPR to Neonode HoldingCo. or the assignment by Neonode or Neonode AB and/or any of their affiliates of the licensed ipr to Neonode holdingco. Would in the opinion of neonode's tax counsel (which shall be provided in writing to DMC) likely result in an income or any other tax liability to Neonode or Neonode AB (a "Tax Liability"), then the DMC shall select one of the following options:

(i) If such Tax Liability is less than or equal to $200,000, then DMC shall have the option to assume and advance one-half of said liability, in which event Neonode and Neonode AB shall assume and advance the other one-half of the liability and shall transfer the Licensed IPR, and assign the License Agreement to Neonode HoldingCo.

(ii) If such tax liability exceeds $200,000, or if DMC elects not to advance one-half of the liability as contemplated in subsection ((i) above, then DMC shall, at any time during the Term, have the option to propose an alternative solution to incorporate Neonode HoldingCo. under the laws of a jurisdiction other than the U.S. If such alternative solution would not result in a Tax Liability to Neonode or Neonode AB, then Neonode shall adopt and implement such alternative solution, incorporate in such jurisdiction and transfer the Licensed IPR and assign the License Agreement to HoldingCo. If such alternative solution results in a Tax Liability of less than or equal to $200,000, then the terms of Section 1 above shall apply. Neonode shall cooperate with any investigation conducted by DMC under this section (ii), including to provide information reasonably necessary to analyze the relevant tax and bankruptcy law issues.

(iii) In the event that DMC determines within sixty (60) days following the date of execution of this agreement, in its discretion, that none of the options described in subsections (i) or (ii) above are acceptable to DMC, then, notwithstanding anything to the contrary herein, DMC shall have the option to terminate this agreement and dissolve the company.

2.3 Initial Capital Accounts.

The initial capital account of both Members shall be in the amount of $250,000. The Capital Accounts of the Members shall be adjusted from time to time as set forth below or as otherwise required by generally accepted accounting principles consistently applied. For purposes of this Agreement, the Capital Accounts maintained for the Members shall comply with Section 1.704-1(b) of the Internal Revenue Code Regulations relating to the maintenance of capital accounts, and shall be interpreted and applied in a manner consistent with such Regulations. The Management Committee shall have the discretion to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Regulations, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

2.4 Withdrawal of Capital.

A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as provided in this Agreement. No interest shall be due from the Company on any Capital Account or Capital Contribution by any Member. Except as set forth herein, no Member shall have priority over any other Member either for the return of Capital Contributions or for distributions of Cash Available for Distribution (as hereinafter

defined).

2.5 Additional Capital Contributions.

Subject to the conditions set forth in the following sentence and elsewhere in this Agreement, in the event that the Company shall require additional operating funds in excess of the Members' Initial Capital Contributions, each Member shall be required to advance pro rata, in proportion to each such Member's percentage of the Equity Interests in the Company, its portion of any such additional capital. The Management Committee shall determine whether any such additional Capital Contributions by the Members are required or necessary, and if so, shall fix the amount, due date and other terms applicable to any such additional Capital Contributions. In the event that any Member makes an additional contribution to the capital of the Company, the Capital Accounts of the Members shall be adjusted accordingly.

2.6 Advance of Expenses.

The Members shall advance such funds as the Management Committee deems necessary to operate the Company. The Management Committee shall determine the amount and timing of any such advance of funds, and whether any such advance shall be treated as a capital contribution or a loan.

2.7 Additional Non-Capital Contributions.

Both Members shall contribute their unique skills and expertise to make the Company a success. The officers, agents and employees of DMC Worldwide have the expertise and experience in the development, production, distribution and marketing of consumer electronic products, as well as expertise and experience in supply management chain functions. DMC Worldwide will contribute the said expertise and experience of its officers, agents and employees to make the Company a success. The officers, agents and employees of Neonode have the expertise and experience in designing and developing intellectual property, including but not limited to any improvements or improved versions of the Licensed IPR. Neonode will contribute the said expertise and experience of its officers, agents and employees to make the Company a success. The form, extent and amount of such additional non-capital contributions shall be determined, in its sole discretion, by each Member.

2.8 Title to Property.

Title to property of the Company shall be taken in the name of the Company or in the name or names of a nominee or nominees designated by the Management Committee.

2.9 Loans by Members to the Company.

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Any Member may, upon the approval of all of the Members of the Company, advance monies to the Company for use in the operations of the Company. The aggregate amount of such advances shall be an obligation of the Company to the Member who advanced the monies and shall bear interest at the rate of interest determined by the Members of the Company provided such rate of interest shall be not less than the lowest rate necessary to avoid the imputation of interest under the Code nor higher than the maximum rate permitted by the applicable usury law. Such advances shall be deemed a loan by the Member to the Company and shall not be deemed a Capital Contribution. Any unpaid advances, together with accrued and unpaid interest, shall be payable solely out of the first Cash Available for Distribution.

2.9 **Defaults by Members.**

In the event that a Member is in default in making timely any advance of funds pursuant to section 2.6, or any capital contribution pursuant to section 2.5, the Company may pursue any and all rights and remedies available to it, in law and equity, against the defaulting Member. In addition to all such rights and remedies of the Company, the non-defaulting Member shall have the rights provided in section 3.2.

Article 3: Management of the Company.

3.1 **Management.**

The management of the Company shall be vested in a management committee (the "Management Committee"), which shall determine all questions of business, policy and operations of the Company in accordance with the policies and procedures set forth in this Article 3, including but not limited to any funding obligations of the Members as set forth in Sections 2.5 and 2,6 and all third-party and affiliated agreements and contracts such as manufacturing agreements and licenses, except to the extent specifically provided otherwise in section 3.9 of this Agreement as to matters requiring the vote of the Members. Notwithstanding the foregoing, it is agreed and acknowledged that the Management Committee may delegate its authority to enter into contracts and agreements to Managers in accordance with the procedures set forth in Section 3.4 below.

3.2 **Membership of the Management Committee.**

(a) The Management Committee shall consist of no fewer than four (4) individuals (each, a "Manager"), with each Member appointing half of said Managers. In the event that a Member defaults in making timely any advance of funds required pursuant to Section 2.6 or any capital contribution required pursuant to Section 2.5 after ten (10) days prior written notice from the non-defaulting Member, or if a Member files a petition for reorganization or for relief under any laws relating to insolvency or bankruptcy, the other Member shall be

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entitled to appoint such number of additional Managers to the Management Committee as shall be necessary to give the non-defaulting or non-filing Member two (2) Managers on said Committee for every one (1) Manager appointed by the defaulting or filing Member until such time as (x) the default is cured or (y) the Company is no longer subject to the jurisdiction of the court in which such petition is filed, as the case may be.

A Manager shall serve at the pleasure of the Member who appointed him or her. A Manager may resign at any time; and may be removed at any time for any reason, or no reason at all, but only by the Member appointing said Manager. Any vacancy on the Management Committee (however occurring) shall be filled by the Member who appointed the Manager whose position has become vacant by reason of resignation, removal or otherwise.

(b) As of the date of this Agreement, the Company shall have eight (8) Managers as follows:

Andrew Lowinger	– Chairman
Mikael Hagman	– Vice-Chairman
David Brunton	– Treasurer
John Reardon	– Secretary
Thomas Eriksson	– Chief Technology Officer
William Acevedo	– Chief Operating Officer
Peter Graf	– Chief Financial Officer
Anthony Antolino	– Director of Sales and Marketing

Each Manager shall have the title set beside his name and shall undertake such duties and responsibilities as the Management Committee shall assign to him. The titles, duties, and responsibilities of each Manager shall be at the pleasure of and shall be performed under the direction of the Management Committee.

(c) The Management Committee shall appoint such additional officers, in such number and title as the Management Committee may determine in its sole discretion, as it deems necessary or desirable to carry out the day-to-day management of the Company in accordance with procedures and policies determined by the Management Committee.

3.3 Discretion of the Management Committee.

All decisions of the Management Committee shall be made in its absolute discretion. The Management Committee shall perform its duties in good faith, and any decisions of the Management Committee made in good faith shall not be subject to review by the Members or by any court or arbitrator. No member of the Management Committee shall be liable to the Company or to any Member for any loss or damage, unless the loss or damage shall have been the result of gross negligence or willful misconduct of such member of the Management

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Committee. All decisions, votes, actions, approvals and consents of the Management Committee required or contemplated under this Agreement shall be undertaken in accordance with Section 3.4 below and require the vote, actions, approvals or consents of that number of Management Members as set forth in Section 3.4.

3.4 Meetings of the Management Committee.

Meetings of the Management Committee shall be held as needed. Meetings of the Management Committee shall be called by the Chairman or Vice Chairman, or on the call by any two Managers, by giving all Managers at least 96 hours written notice of the time, date, and place of, and a general description of the subjects to be discussed at, the meeting. Except as otherwise specifically set forth in this Agreement, the vote of a majority of the Managers present at any meeting at which there is a quorum shall be required for action by the Management Committee. A quorum for any meeting of the Management Committee shall consist of a majority of the Managers on the Management Committee. A Manager may participate at a Management Committee meeting by means of conference telephone or other technology permitting all participants to hear each other. Proxies shall not be permitted. The Management Committee shall be permitted to take action without holding a meeting by the written consent (including email) of no less than two Managers appointed by each Member (for a total of no less than four Managers); provided that such written consent shall clearly specify that it is the action of the Management Committee pursuant to this Section 3.4 of the Agreement.

3.5 Responsibilities of the Chairman and Vice-Chairman.

The Chairman and Vice-Chairman shall collectively have joint power to call and preside at meetings of the Management Committee and to establish the agenda for such meetings in consultation with the Chief Operating Officer and Chief Financial Officer. The Chairman and Vice Chairman collectively shall also have the joint authority to establish sub-committees of the Management Committee, each of which shall consist of at least 2 Managers (no less than one Manager appointed by each Member), but such sub-committees shall have only the authority to make recommendations to the Management Committee for the Management Committee's consideration. The Chairman and the Vice-Chairman shall have joint responsibility for securing financing for the Company as approved by the Management Committee, and for preparing for the Management Committee's and Members' approval the Company's annual budget and business plan for the initial fiscal year and next fiscal year, including but not limited to the amount of any capital call on a Member and the amount of any reserve hereunder, and except for the initial fiscal year submitting them to the Management Committee and to the Members for approval reasonably in advance of the beginning of such fiscal year, and in all cases overseeing the Company's adherence thereto, and reviewing the budget and the business plan on a

quarterly basis for establishing and overseeing the Company's expansion goals, strategies, policies and marketing and product development plans and submitting them to the Management Committee for approval reasonably in advance of the beginning of such fiscal year; timetables, and benchmarks; for investigating new business ventures consistent with the Company's purposes; for establishing staffing levels; and for seeking new users and investors for the Company's products. Consistent with the foregoing, no expenditures, loans or capital contributions shall be required of either Member unless previously approved under the aforesaid budget approved by the Members and Management Committee or otherwise approved on a case by case basis in th same manner as the budget approval.

3.6 **Responsibilities of the other Officers.**

The Chief Technology Officer, the Chief Operating Officer, the Chief Financial Officer, Treasurer and Director of Sales & Marketing shall have the authority and responsibility for making day-to-day decisions, in consultation with each other, regarding the development, design, manufacture and distribution of products; the Company's staffing and staffing levels; the implementation of business and expansion plans approved by the Management Committee; insuring quality control of all procedures used by the Company and its staff and agents; insuring that the Company is properly licensed in all jurisdictions where it does business; and insuring that the Company complies with all applicable laws and regulations.

3.7 **Duties of the Managers.**

Members of the Company acting as Mangers shall devote such time and attention to the management and affairs of the Company as each of them, in his or her sole and absolute discretion, may deem appropriate, and no Manager shall be required to devote his or her full time and attention thereto. The Managers shall receive such compensation for their services as the Management Committee may determine from time to time.

3.8 **Decisions requiring a vote of the Members.**

Notwithstanding anything to the contrary in this Agreement, the following actions shall require approval of Members holding two-thirds (2/3) or more of the Equity Interests in the Company:

(i) the dissolution of the Company or the winding up or liquidation of its affairs;

(ii) any sale of the Company or any substantial portion of its assets and/or its business;

(iii) any merger or consolidation of the Company where the Company is not the surviving entity;

(iv) any admission of new members;

(v) entering into any joint venture or partnership with any other person or entity;

(vi) any change in the name of the Company;

(vii) any change in the legal form of the Company, or any material change to the Company's accounting and tax properties, policies or fiscal year;

(viii) any public offering of equity interests in the Company.

(ix) the voluntary commencement by the Company of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, bankruptcy or liquidation or similar law or the decision to acquiesce in any petition, proceedings or other action commenced under such law by any person or entity other than the Company;

(x) any amendment to the Articles of Organization of the Company or to any provision of this Agreement;and

(xi) any change in the business of the Company not contemplated in the License Agreement.

3.9 **Termination of a Manager for Cause.** Notwithstanding anything contained to the contrary herein, a Manager shall be deemed to have resigned his position as a Manager of the Company if he shall have done or failed to do any of the following, each of which shall be "cause," which shall mean: (i) misfeasance or malfeasance in office, which the Members agree shall mean fraud, dishonesty, willful misconduct or gross neglect of duties; (ii) the commission by a Manager of theft, embezzlement, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company or its employees or independent contractors; (iii) a Manager's conviction of any crime involving the Company or related to the business of the Company which constitutes a felony in the jurisdiction involved; or (iv) in the judgment of the Management Committee, be impaired by reason of substance or alcohol abuse. In the event the Manager is deemed to have resigned for cause, said resigned Manager shall forfeit all right, title and interest in and to all future payments required to be made in accordance with the provisions of any employment or consulting agreement between the Company and the resigned Manager. Upon such resignation, the remaining Managers shall confirm said resignation by delivering said confirmation in writing, by Certified Mail, return receipt requested, to the resigned Manager at his residence, and shall set forth in reasonable detail the facts supporting allegations of cause, and upon confirmation a vacany shall exist in such resigned Manager's position on the Management Committee.

Article 4: Operations of the Company.

4.1 **Offices.**

The Company shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The registered agent shall be as stated in the Certificate of Formation filed with the Delaware Secretary of State or as otherwise determined by the Members. The Company shall maintain its principal office in New York, New York, and shall maintain a secondary office in Hong Kong. The production, sales and marketing organizations shall report to the Chairman and Chief Operating Officer of the Company. The licensing and technical organizations in the Company shall report to the Vice Chairman and Chief Operating Officer of the Company. The financial organizations (and any financial department of the preceding organizations) shall report to the Chief Finanancial Officer).

4.2 **Product Development.**

The Members shall work cooperatively together to cause the Company to develop new products and product features or designs for inclusion in the Company's line of products, in order to ensure that the product line remains responsive to the demands of the marketplace in the territories as identified in the License Agreement (Schedule A) and evolves with new and improved models, incorporating new and innovative features at competitive pricing levels as demanded by the market in the said territories.

4.3 **2008 CES in Las Vegas.**

The Company will participate in the Consumer Electronics Show ("CES"), to be held in Las Vegas, Nevada in January 2008. DMC Worldwide and Neonode have heretofore entered into a Letter of Intent, dated November 19, 2007, specifying the terms and conditions on which the Company shall participate in the 2008 CES. Notwithstanding anything to the contrary in this Agreement, the terms and conditions in said Letter of Intent shall survive the execution and exchange of this Agreement

4.4 **Banking.**

The Management Committee at any time and from time to time on behalf of the Company, may open such bank accounts, make such deposits therein and acquire for investment such certificates of deposit, United States Treasury Bills, commercial paper and other similar short-term debt obligations as it shall determine in its sole and absolute discretion. The Management Committee shall specify the Managers or other officers empowered to make withdrawals from the Company's accounts.

4.5 **Books, Records and Financial Statements.**

(a) Proper and complete books and records of account of the Company shall be kept at its principal place of business or such other place as the Management Committee may designate and shall be open for inspection and copying by any Member in person or by his duly authorized representatives, upon reasonable notice provided to the Chairman and Vice Chairman of the Company during regular business hours at such principal place of business. The Management Committee shall establish procedures to ensure that all licenses, contracts and other documentation, records and financial information relating to the business of the Company are maintained in safekeeping and organized and accessible to the Members.

(b) The Company shall deliver to each of the Members (i) a reviewed quarterly financial statement prepared in reasonable detail and in accordance with generally accepted accounting principles applied on a consistent basis, as prepared by the Company and verified on a review basis by the Company's independent certified public accountants in consultation with the Management Committee, within twenty-five (25) days of the end of each calendar quarter; and (ii) annual financial statements for the Company in reasonable detail and in accordance with generally accepted accounting principles applied on a consistent basis, audited by the Company's independent certified public accountants, within sixty (60) days after the close of the Company's fiscal year. The annual financial statements shall include a balance sheet, income statement and statement of Members' equity, accompanied by a report of the activities of the Company during such fiscal year.

(c) The Company shall also timely prepare and deliver such other books, records, financial data and reports as (i) Neonode shall reasonably request to allow it to fully and timely comply with its disclosure and reporting obligations to third parties, including administrative, governmental and regulatory authorities, required of it in connection with its status as a publicly-traded company on the United States securities markets or any other publicly traded market on which it may become listed in the future; or (ii) DMC shall reasonably request to allow DMC to fully and timely comply with any obligations it may have.

4.6 **Tax Filings and Related Matters.**

(a) Within ninety (90) days after the end of each fiscal year, the Company shall cause to be prepared and delivered to each person who was a Member at any time during such fiscal year all information pertaining to the Company as may be necessary for the preparation of such Member's federal income tax return, including a statement showing such Member's share of profit or loss, deductions or credits for such year for federal income tax purposes and the amount of any distribution made to or for the account of such Member pursuant to this Agreement.

(b) The Company shall cause to be prepared income tax returns for the

Company and shall further cause such returns to be timely filed with the appropriate authorities. If any Member desires to inspect the proposed return such Member will be provided with a copy thereof prior to filing. A copy of the return as filed shall be provided by the Company to the Members.

(c) The Company shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations.

(d) In the event the Company is subject to administrative or judicial proceedings for the assessment and collection of deficiencies for federal taxes or for the refund of overpayments of federal taxes arising out of a Member's distributive share of income, losses, gain, credits and deductions, the Management Committee shall designate one of the Managers to act as the tax matters partner ("TMP") of the Company, at the expense of the Company, and such TMP shall have all the powers and duties assigned to the TMP under Sections 6221-6232 (and any related or successor Sections) of the Code and the Regulations thereunder; provided, however, that agreement to any adjustment which will result in a net federal tax deficiency of more than One Hundred Thousand Dollars ($100,000) for any fiscal year shall require the approval of all of the Members. The Members agree to perform all acts necessary under Section 6231 of the Code and the Regulations thereunder to designate one of the Members as the TMP.

(e) The fiscal and tax year of the Company shall be the calendar year.

(f) All elections, decisions or determinations required to be made by the Company under the Code, including, but not limited to, Section 754 thereof, and under state and local income tax, franchise tax and other tax laws shall be made by the Management Committee.

(g) The Members acknowledge that it is the intent of the Company that it be treated as a "partnership" for all federal and state tax purposes. All provisions of this Agreement and the Company's Certificate of Formation are to be construed so as to effect and preserve that tax status.

(h) In the event of a transfer of an interest in the Company or the distribution of any property to a Member, upon the request of the transferee or distributee, the Management Committee may elect on behalf of the Company under Code Section 754 to cause the basis of the Company's property to be adjusted for Federal income tax purposes in the manner provided in Code Sections 734 or 743, as the case may be.

Article 5: Net Income, Net Losses and Distributions.

5.1 **Allocation of Net Income and Net Loss.**

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(a) Subject to the last sentence of section 5.1(d), Net Income and Net Loss of the Company (including each item of income, gain, loss, deduction or credit entering into the computation thereof) shall be allocated for each year to each Member in proportion to its Equity Interest in the Company.

(b) All allocations of Net Income and Net Loss shall be made as of the last day of each fiscal year of the Company; provided, however, that if during any fiscal year of the Company or any portion thereof there is for any reason a change in any Member's percentage of Equity Interest in the Company, then Net Income and Net Loss for such year shall be allocated among the Members based upon the number of days during such period that such Member was the owner of such interest or in such other manner as the Management Committee deems appropriate in accordance with requirements of the Code and the Regulations.

(c) Allocations of Net Income and Net Loss upon the liquidation and dissolution of the Company shall be made, to the extent possible, so as to create positive balances in the Members' Capital Accounts that are in proportion to the Members' percentage of Equity Interest. Notwithstanding the foregoing, to the extent that Sections 704(b) and 704(c) of the Code, requires allocations of income or loss of the Company in a manner different than that set forth above, the Company shall use any permissible method contained in the Regulations promulgated under Code Sections 704(b) and 704(c) that is selected by the Management Committee.

(d) Net Loss allocated pursuant to Section 5.1(a) hereof shall not exceed the maximum amount of Net Loss that can be allocated without causing any Member to have an adjusted Capital Account deficit at the end of any fiscal year. In the event some but not all of the Members would have adjusted Capital Account deficits as a consequence of allocations of Net Loss pursuant to Section 5.1(a), the limitations set forth in this Section 5.1(d) shall be applied on a Member by Member basis and Net Loss not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). If Net Losses are allocated to a Member pursuant to this Section 5.1(d), thereafter income of the Company shall first be allocated between the Members to offset in reverse order the allocations of Net Loss previously made pursuant to this Section 5.1(d).

(e) For purposes of this Agreement, "Net Income" and "Net Loss" shall mean, for each separate fiscal year or other period, an amount equal to the taxable income or loss of the Company for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section

703(a)(1) shall be included in taxable income or loss), with the following adjustments, (i) income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss; and (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss. "Code" shall mean the Internal Revenue Code of 1986, as amended; and "Regulations" shall mean the Income Tax Regulations promulgated under the Code, as such regulations may be amended or superseded from time to time.

5.2 Cash Available for Distributions.

"Cash Available for Distribution" shall mean all cash receipts of the Company remaining after the payment in full of (i) all operating expenses and loans payable to third parties, (ii) all outstanding Member loans (if any), including any accrued but unpaid interest thereon, and (iii) such reasonable reserves as the Management Committee may set aside for working capital requirements.

5.3 Tax Distributions.

Subject to section 5.2, Cash Available for Distribution shall be distributed to each Member in an amount sufficient to pay the Tax Liability (as defined below) on the Net Income allocated to it pursuant to Section 5.1 ("Tax Distributions"). Tax Distributions shall be made within thirty (30 days of the end of the Company's fiscal year, or at such other time as the Management Committee may direct, to each Member; the amount of the Tax Distribution to each Member shall be determined by applying an assumed rate of forty (40%) percent to the Net Income attributable to each Member, provided, however, that, the Company shall be required to make Tax Distributions only to the extent that cumulative distributions under Section 6.4 for the relevant fiscal year, made to a Member are less than such Member's Tax Liability.

5.4 Ordinary Distributions.

Subject to sections 5.2 and 5.3, any remaining Cash Available for Distribution shall be distributed to the Members in accordance with their respective Equity Interests.

Article 6: Representations, Warranties and Indemnity.

6.1 Representations and Warranties of Neonode.

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Neonode represents and warrants to DMC Worldwide and the Company that Neonode is the sole owner of the Licensed IPR, and is fully empowered and authorized to grant the rights in and to the Licensed IPR granted herein to the Company. To the knowledge of Neonode, Neonode AB or their affiliates, the Licensed IPR that are owned by a third party and used under license by Neonode, Neonode AB and their affiliates do not infringe the intellectual property rights of any third party. The Licensed IPR and the Licensed Marks are valid and enforceable in every jurisdiction where registered and are duly registered. The Existing Product, the Licensed IPR (other than any Licensed IPR owned by a third party and used under license by the Neonode Parties) and the Licensed Marks do not infringe the Intellectual Property Rights of any Third Party (as all terms are defined in the License Agreement). Neonode represents and warrants to DMC Worldwide and the Company that there are no liens or other encumbrances on the Licensed IPR; that there is no litigation, arbitration or (to Neonode's knowledge) any investigation or claim that would affect the validity of the Licensed IPR or Neonode's right and authority to grant the license to the Company; that no brokers, finders or other fees will be due or payable as a result of Neonode's entering into this Agreement. Neonode represents and warrants that nothing in this Agreement is in violation of any provision of any agreement to which Neonode is bound; that Neonode has the right and capacity to enter into, be bound by and perform all of its obligations as set forth in this Agreement; and that the individuals who negotiated and signed this Agreement on behalf of Neonode were empowered and authorized to do so.

6.2 **Representations and Warranties of DMC Worldwide.**

DMC Worldwide represents and warrants to Neonode and the Company that nothing in this Agreement is in violation of any provision of any agreement to which DMC Worldwide is bound; that DMC Worldwide has the right and capacity to enter into, be bound by and perform all of its obligations as set forth in this Agreement; and that the individuals who negotiated and signed this Agreement on behalf of DMC Worldwide were empowered and authorized to do so.

6.3 **Representation of compliance with securities and other laws.**

Neonode represents and warrants to DMC Worldwide and the Company that to Neonode's actual knowledge, prior to the effective date of this Agreement, Neonode shall have complied with all obligations (if any) that may arise under any law or regulation to which Neonode may be subject, including but not limited to any laws or regulations relating to the issuance, sale or offer to sell securities to the public.

6.4 **Indemnification of Managers.**

The Company shall indemnify and hold harmless, and advance expenses to, any

person who becomes a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of such person's activities on behalf of the Company as a Manager, against losses, damages, claims or expenses actually and reasonably incurred by him or her in connection with such action, suit or proceeding, for which he or she has not otherwise been reimbursed (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement); provided, however, that no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to him or her establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty, willful misconduct or gross negligence, and were material to the cause of action so adjudicated.

6.5 **Indemnity by DMC Worldwide.**

DMC Worldwide will indemnify, defend and hold the Company and Neonode, and their respective officers, directors, employees, agents and other representatives harmless from and against any third party claims, losses, judgments, damages, liabilities, or expenses, of every nature and description and specifically including reasonable attorneys= fees, incurred with respect to any claim arising out of or related to any breach of any representation or warranty by DMC Worldwide to the Company or Neonode. As between the indemnified parties and DMC Worldwide, DMC Worldwide shall be solely and exclusively responsible for the costs of the defense against any allegation, claim or complaint within the scope of its indemnity. The indemnified parties agree to notify DMC Worldwide promptly of any claim or complaint against them within the scope of this indemnity. The indemnified parties agree to cooperate fully with DMC Worldwide in defending against any such claim or complaint, and agree to execute such documents as may be reasonably necessary to allow DMC Worldwide to conduct said defense.

6.6 **Indemnity by Neonode.**

Neonode will indemnify, defend and hold the Company and DMC Worldwide, and their respective officers, directors, employees, agents and other representatives harmless from and against any third party claims, losses, judgments, damages, liabilities, or expenses, of every nature and description and specifically including reasonable attorneys= fees, incurred with respect to any claim arising out of or related to any third party claim due to any breach of any representation of warranty by Neonode to the Company or DMC Worldwide made under this Agreement. As between the indemnified parties and Neonode, Neonode shall be solely and exclusively responsible for the costs of the defense against any allegation, claim or complaint within the scope of its indemnity. The indemnified parties agree to notify Neonode promptly of any claim or complaint against them within the scope of this indemnity. The indemnified parties agree to cooperate fully with Neonode in defending against any such claim or complaint, and agree to execute such documents as may be reasonably necessary to allow Neonode

to conduct said defense.

6.7 Performance of Indemnity Obligations.

If any party defaults in performing its indemnity obligations to an indemnified party, the indemnified party may, at its option and in its sole discretion, undertake the defense of the indemnified claim, and recover all reasonable costs thereof, including any reasonable attorneys' fees and costs incurred in connection therewith, from the defaulting party. In the event of such default by the indemnifying party, the indemnified party may take any reasonable action in connection with the indemnified claim that it deems advisable in its own interest, without regard to any interest of the defaulting party. The indemnified party may set off or recoup any and all reasonable costs including attorneys' fees and costs incurred in connection with an indemnified claim from any obligations otherwise due from the indemnified party to the defaulting party. This Section 6 shall survive the termination or expiration of this Agreement.

6.8 Limitation of Liability.

Except with respect to each party's indemnification obligations, no party to this Agreement will be liable to the other for consequential, incidental, special or punitive damages, or for loss of revenue or profit in connection with the performance or failure to perform this Agreement, regardless of whether such Liability arises from breach of contract, tort or any other theory.

Article 7: Change of Control, Dissolution and Winding Up.

7.1 Dissolution.

The Company shall be dissolved upon the earliest to occur of (i) the required vote of Members to dissolve the Company; (ii) the sale of all or substantially all of the assets of the Company and the collection and distribution of the proceeds of said sale; (iii) any event not within the control of the Members which makes it impossible, unlawful, or impractical to carry on the business of the Company; or (iv) entry of a decree of judicial dissolution of the Company under the LLCL at the instance of a non-Member.

7.2 Winding Up.

The winding up of the Company's affairs and liquidation and distribution of its assets shall be conducted exclusively by the Management Committee, which is authorized to do any and all acts and things authorized by law for these purposes. Upon the dissolution of the Company, it will be wound up and liquidated, and the assets shall be distributed in the following order of priority: (i) all of the Company's debts and liabilities to persons or entities other than the Members shall be paid and discharged; (ii) the Management Committee may set

up any reserve it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company to persons other than the Members arising out of or in connection with the Company; (iii) all of the Company's indebtedness to the Members, including accrued and unpaid interest, shall be paid and discharged; (iv) the Members shall be paid the amount of their Capital Accounts; and (v) a proportionate share of each class of asset of the Company that may be divided among the Members, and for assets of the Company that cannot reasonably be divided, said assets shall be sold or, if the Management Committee deems a sale impracticable, an undivided interest in such assets shall be distributed to the Members in accordance with their percentage of Equity Interest. Any reserve set up by the Management Committee shall be paid over to a reputable person or entity selected by the Management Committee to act as escrow agent. Such escrow agent shall hold such reserve for payment of any of the aforementioned contingencies, and, at the expiration of such reserve period as the Management Committee designates, shall distribute the balance (if any) to the Members according to the priorities set forth in this subsection.

7.3 **Option to Purchase or Sell/Appraisal Rights.**

Neonode (or its assignee(s)) shall have the right to acquire all of DMC's right, title and interest in the Company (the "DMC Interest") at the "DMC Value" (as defined below) within 180 days after the DMC Value has been established in accordance with the terms set forth below if at any time Neonode informs DMC in writing (the "Exit Notice") that Neonode has received an Exit Offer (as hereinafter defined) with a copy of the "Exit Offer" included with the Exit Notice; provided, however, that DMC acknowledges and agrees that the Exit Offer shall constitute "Information" as defined under Article 9 for purposes of confidentiality. An "Exit Offer" shall mean an offer by a third-party to acquire (x) all or substantially all of the assets or business of Neonode by merger, sale of assets, reorganization or otherwise or (y) 50% or more of Neonode's voting securities directly from Neonode or from Neonode's stockholders whereby the offeror has included as a condition that Neonode own or the offeror acquire all of the Company. The "DMC Value" shall mean that amount in dollars which shall represent the fair market value of the DMC Interest as of the Determination Date (as defined below) assuming a bona fide sale to an unaffiliated third party of the Company (and reflecting and including but not limited to the remaining term under the License Agreement held by the Company which for purposes of the DMC Value shall be assumed to be no less than an exclusive term of 14 years from the date of this Agreement) and all liabilities of the Company (whether actual or contingent, and including any liabilities for expenses that would be incurred in connection with such a sale).

Within ten (10) days after DMC's receipt from Neonode of the Exit Notice, DMC shall designate an appraiser from the list set forth on Schedule 7.3(b) attached hereto by written notice to Neonode (each an "Appraiser"). . If DMC shall fail to designate an Appraiser within such ten (10) days, Neonode shall be entitled to

designate the Appraiser.

The Appraiser shall set forth its determination of the DMC Value (the " Appraised Value") as of the date of receipt of the Exit Notice by DMC (the "Determination Date") in writing (together with reasonable detail showing the method of calculation thereof) and shall deliver a copy of such written Appraised Value determination (an "Appraiser's Report") to each of Neonode and DMC not later than the 30th day following the Determination Date. If the Appraiser fails to provide the Appraiser's Report within such 30 days, then the party who did not select the Appraiser may select an Appraiser to initiate the appraisal process, with delivery of the second Appraiser's Report to be made 30 days from the date that the first Appraiser's Report was to have been delivered. The Appraiser's report that is timely delivered shall establish the DMC Value.

The amount of the DMC Value finally determined in the manner described above shall be binding and conclusive on all parties hereto. Within 180 days after the DMC Value has been determined, Neonode (or its assignees) shall have the right to purchase from DMC, and DMC shall have the obligation to sell to Neonode (or its assignees), the DMC Interest for cash, on the date designated in writing by Neonode upon its exercise to purchase, if any, within such 180 day period. DMC shall only be required to warrant and represent to the purchaser in connection with such sale that DMC is the sole beneficial and record owner of the DMC Interest free and clear of all liens and encumbrances except those that may be imposed by this Agreement, that no brokers, finders or other fees will be due or payable as a result of DMC's sale of its DMC Interest; that its sale of the DMC Interest is not in violation of any provision of any agreement to which DMC is bound; that DMC has the right and capacity to enter into, be bound by and perform all of its obligations in connection with its sale of the DMC Interest; and that the individuals who are making such representations and entering into the sale agreement on behalf of DMC were empowered and authorized to do so.

Each of DMC and Neonode shall be responsible for one-half of the costs and expenses of the Appraiser's Report, unless Neonode does not exercise its purchase right, in which case Neonode shall reimburse DMC for its one-half of the costs. If either party fails to pay its 1/2 share of the Appraiser's Report when required by the Appraiser, the non-defaulting party may advance such fees as a due on demand loan bearing interest at ten percent (10%) per annum and/or offset such loan against any other amounts it may owe to the defaulting party.

Article 8: Interpretation, Enforcement and Administration.

8.1 **Communications and Notices.**

Any notice, request or demand required or permitted under this Agreement shall be deemed to have been duly given or made if in writing and (a) delivered in person or (b) if sent by overnight courier or other deliver service service (e.g. FedEx, DHL, UPS Worldwide), in the case of a Member, to the address of such Member then shown on the books and records of the Company, or (c) by electronic means, to a telecopy, email or other electronic address regularly maintained by a Member. Any defect in the manner or form of the giving of any notice, request or demand pursuant to this Agreement shall be disregarded so long as the person to whom any such notice was addressed shall have received actual and timely notice of the matters set forth therein.

8.2. **Severability.**

If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and shall continue to be enforceable to the fullest extent permitted by law.

8.3 **Binding Effect.**

This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, devisees, personal representatives, successors and assigns.

8.4. **Completeness, Modifications and Waivers.**

This Agreement, including the Schedules, embodies the entire understanding and agreement among the Members concerning the Company, and supersedes any and all prior negotiations, understandings or agreements in regard thereto. No waiver or modification of the terms hereof or of the Company's Certificate of Formation shall be valid unless in writing and signed by all of the Members and only to the extent therein set forth. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision. Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

8.5 **Disputes among Members.**

In the event of any dispute or controversy arising under or out of this Agreement or the breach thereof, or in any other disputes among the Members, the Members shall attempt to resolve the dispute by each notifying the other that it has appointed a senior officer who will be available to discuss the issues in

dispute with a senior officer of the other Member. If for any reason the dispute has not been resolved within thirty (30) days of any such notice, then either Member may commence an action in a court of competent jurisdiction in New York, New York, which shall be the sole and exclusive forum to resolve any such disputes. All parties consent to the exercise of personal jurisdiction over them by a court in New York, New York in connection with any such disputes.

8.6 **Waiver of Jury Trial.**

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

8.7 **Governing Law.**

This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law principles.

8.8 **Even-handed Construction.**

The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties. The headings of the articles and sections have been inserted solely for the convenience of the parties, and are not intended and shall not be construed to limit or alter the scope of the provisions of this Agreement. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

8.9 **Counterparts.**

This Agreement may be executed and exchanged in counterparts, and the signatures of the parties may be affixed and exchanged in electronic format, by facsimile or in any other commercially reasonable means. Each such counterpart shall constitute one and the same instrument.

8.10 **Effective Date.**

This Agreement shall be deemed effective for all purposes as of the date ("Effective Date") on which the Company's Certificate of Formation shall have

been filed with the Secretary of State of the State of Delaware.

8.11 **Absence of Certain Practices.**

Neither party nor, to the knowledge of either party, any of its representatives have (i) engaged in any activities in violation of the Foreign Corrupt Practices Act or any law of the jurisdiction in which they conduct business or (ii) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or other person who was or is in a position to help or hinder the other party's business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which (a) may subject the other party hereto to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could reasonably be expected to have a material adverse effect on the assets, business or operations of the other party hereto or (c) if continued in the future, could reasonably be expected to have a material adverse affect the assets, business, operations or prospects of the other party hereto.

8.12 **Further Assurances.**

The Members will execute and deliver such further instruments and perform such further acts and things as may be required to carry out the intent and purposes of this Agreement

8.13 **Successors and Assigns.**

Subject in all respects to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and assigns of the respective parties hereto.

8.14 **Rights of Creditors and Third Parties.**

This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company who is not a Member or by any other third person. Except and only to the extent provided by law, no such creditor or third person shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise. We deleted this section: DMC did not add our atty fees clause, which is as follows:

8.15 **Due Diligence Option**

Neonode acknowledges that, as of the date of execution of this Agreement, Neonode has not yet given DMC full access to, and DMC has not had the opportunity to complete its diligence regarding, the Licensed IPR, including Neonode's prosecution thereof and all licenses granted by Neonode to third parties thereunder. Neonode agrees that DMC's agreement to enter into this Agreement, and all of its obligations hereunder, are expressly conditioned on Neonode's cooperation in providing to the Company promptly all information reasonably requested by DMC, and DMC's satisfactory completion of its intellectual property diligence. Promptly, but and in no event later than seven (7) days from the date of execution of this Agreement, Neonode will undertake to (x) provide copies of all information reasonably requested by DMC which is in Neonode's possession and (y) to take commercially reasonable efforts to provide access to all information reasonably requested by DMC which is not in Neonode's possession regarding the Licensed IPR (including without limitation copies of all prosecution files relating to patents, copies of all licenses granted under the Licensed IPR, and access to Neonode outside counsel reasonably familiar with the foregoing), for the purpose by DMC to investigate whether the Licensed IPR is of sufficient value, validity and enforceability to support the commercialization contemplated herein. In the event that DMC determines in its discretion that the Licensed IPR does not meet the aforementioned criteria, upon written notice issued to Neonode within thirty (30) days after the date of execution of this Agreement, DMC shall have the right in the exercise of its reasonable discretion to terminate this Agreement and thereafter neither DMC nor Neonode shall have any further obligation to the other except for any confidentiality obligations, including but not limited to those set forth in Article 9, and the License Agreement shall also automatically terminate.

Article 9: Confidentiality.

9.1 **Confidential Information.**

Each Member (the "Receiving Party") has requested or may be receiving from the other Member (the "Disclosing Party") information of a non-public nature for use by the Receiving Party and its officers, directors, agents, employees and representatives, including financial and legal advisers (collectively, "representatives") in connection with the Company or the performance of the Receiving Member's obligations under this Agreement.

9.2 **Receipt of Information.**

Each party acknowledges that a Receiving Party may receive certain non-public and confidential information from or about the Disclosing Party or its affiliates or from or about the Company and/or its affiliates. All such technical, business, finance, operations or other information thus supplied by a Disclosing Party or by

the Company to a Receiving Party or its representatives is hereafter called the "Information". Any Information supplied by a Disclosing Party to the Receiving Party prior to the execution of this Agreement shall be considered in the same manner and be subject to the same treatment as the Information made available after the execution of this Agreement. The term "Information" as used herein does not include any data or information (a) which is already known to the Receiving Party at the time it is disclosed to the Receiving Party, or (b) which before being divulged by the Receiving Party (i) has become generally known to the public through no wrongful act of the Receiving Party; (ii) has been rightfully received by the Receiving Party from a third party without restriction on disclosure and without, to the knowledge of the Receiving Party, a breach of an obligation of confidentiality running directly or indirectly to the Disclosing Party; (iii) has been approved for release by a written authorization by the Disclosing Party; (iv) has been disclosed pursuant to a requirement of a governmental agency or law without similar restrictions or other protections against public disclosure, or is required to be disclosed by operation of law; (v) is independently developed by the Receiving Party without use, directly or indirectly, of the Information received from the Disclosing Party; (vi) is furnished to a third party by the Disclosing Party hereunder without restrictions on the third party's right to disclose the data or information; or (vii) with respect to Company Information, is required to be disclosed, or upon the advice of Neonode's counsel should be disclosed, pursuant to periodic Securities and Exchange Commission ("SEC") filings or other SEC rules and regulations .

9.3 **Duty Regarding Confidential Information.**

(a) Any Information shall remain the property of the Disclosing Party or the Company, as the case may be, except as otherwise provided in this Agreement. The Receiving Party and its representatives shall keep any Information it receives confidential and shall not disclose such Information, in whole or in part, to any person other than those persons who need to know such Information in connection with the Company's business or the Receiving Member's obligations with respect to the Company or any other actions contemplated or required to carry out this Agreement, except with the prior written consent of the Disclosing Party or the Company, as the case may be, or as otherwise permitted hereunder. The Information shall be used by the Receiving Party solely in connection with this Agreement, and shall not be otherwise used for the Receiving Party's own benefit or for any purpose detrimental to the interest of the Disclosing Party or the Company.

(b) In the event that the Receiving Party is legally requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or, in the reasonable opinion of counsel for the Receiving Party, by federal or state securities or other statutes, regulations or laws) to disclose any Information, the Receiving Party shall promptly notify the Disclosing Party of such request or

requirement prior to disclosure so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, however, in the opinion of counsel for the Receiving Party the Receiving Party is nonetheless, in the absence of such order or waiver, compelled to disclose such Information or otherwise stand liable for contempt or suffer possible censure or other penalty or liability, then the Receiving Party may disclose such Information without liability to the Disclosing Party.

(c) Each Receiving Party understands and agrees that money damages would not be a sufficient remedy for any breach of this subparagraph and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy or forestall any such breach or threatened breach, without necessity of posting bond. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement but shall be in addition to all other rights and remedies available at law or in equity.

(d) No failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(e) DMC acknowledges that the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, restrict the ability to trade in securities while in possession of material non-public information. DMC acknowledges and agrees that it shall not trade in the securities of Neonode as long as it is in possession of material non-public information regarding this Agreement, the License Agreement or the operations of the Company as such activities and relationships are material to Neonode

(f) The confidentiality obligations of this Article 9 shall survive the termination or expiration of this Agreement for a period of two (2) years.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound as of the Effective Date, have duly executed this Formation and Contribution Agreement on January __, 2008.

Distribution Management Consolidators Worldwide, LLC

BY: ______________________
Andrew G. Lowinger
A Managing Member

Neonode, Inc.

BY: ______________________
Mikael Hagman
President and Chief Executive Officer

Schedule A – License Agreement

Neonode shall issue to the Company a License Agreement in form and substance as follows: